Exhibit 99.2

26 Capital Acquisition Corp. Announces Closing of Upsized $275,000,000 Initial Public Offering

Miami, FL, January 20, 2021(GLOBE NEWSWIRE) --  26 Capital Acquisition Corp. (NASDAQ: ADERU) (the “Company”) announced today that it closed its upsized initial public offering of 27,500,000 units at $10.00 per unit, including 3,500,000 units issued pursuant to the exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $275,000,000.

The Company’s units are listed on the Nasdaq Capital Market (“Nasdaq”) and commenced trading under the ticker symbol “ADERU” on January 15, 2021. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable and will trade.  Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “ADER” and “ADERW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, it intends to concentrate its efforts in identifying high quality businesses in the gaming and gaming technology, branded consumer, lodging and entertainment, or Internet commerce sectors. The Company is led by its Chief Executive Officer, Jason Ader, and its Chief Financial Officer, John Lewis.

Cantor Fitzgerald & Co. acted as the sole book running manager for the offering.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $275,000,000 (or $10.00 per unit sold in the public offering) was placed in the Company’s trust account. An audited balance sheet of the Company as of January 20, 2021 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (“SEC”).

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

Registration statements relating to these securities have been filed with, and declared effective by, the Securities and Exchange Commission on January 14, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Jason Ader

Chief Executive Officer

26 Capital Acquisition Corp.

(305) 709-6664

info@springowl.com